January 30, 2020

James Standen
Chief Financial Officer
COMPASS MINERALS INTERNATIONAL INC
9900 West 109th Street, Suite 100
Overland Park, KS 66210

       Re: COMPASS MINERALS INTERNATIONAL INC
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed March 1, 2019
           File No. 001-31921

Dear Mr. Standen:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Energy &
Transportation